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                                                                 EXHIBIT (4)(O)

[LOGO OF AILIFE (R)]           American International Life Assurance
                               Company of New York
                               80 Pine Street
                               New York, New York 10005
                               A capital stock company

We issue this certificate in consideration of the application and the payment of the Single Premium, subject to the terms of the Group Immediate Variable Annuity Contract, Number [ ] ("Group Contract"). We will make annuity payments to the Annuitant, and Joint Annuitant if any, as set forth in this Certificate beginning on the Income Start Date.

READ YOUR CERTIFICATE CAREFULLY

RIGHT TO CANCEL THIS CERTIFICATE

This Certificate may be returned within 10 days after You receive it. It can be mailed or delivered to Us. Return of this Certificate by mail is effective as of the date of its postmark, properly addressed and postage pre-paid. As of the return date, We will promptly refund the Single Premium adjusted by investment performance. This may be more or less than the Single Premium paid. For all other purposes the returned Certificate will be treated as if We had never issued it.

This is a Variable Annuity Income Certificate. Variable Annuity Income is not guaranteed as to dollar amount and may increase or decrease on the Income Change Dates depending on the experience of the Variable Account identified in the Certificate Schedule. You may also select a Fixed Annuity Income, which provides a guaranteed income. The Fixed Annuity Income amount will remain the same unless the Certificate requires a reduction in amount. This Certificate may contain a market-value adjustment formula, and the operation of the formula may result in both upward and downward adjustments in cash surrender value.

The smallest annual rate of investment return (taking into account the annual sub-account charge and the Assumed Investment Return) which would have to be earned on the assets of the separate account so that the dollar amount fo the variable annuity payments will not decrease is [5%].

Signed by the Company:

           /s/ [ILLEGIBLE]                         /s/ [ILLEGIBLE]
--------------------------------------  --------------------------------------
              Secretary                               President

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                            CERTIFICATE OF COVERAGE

                   SINGLE PREMIUM IMMEDIATE VARIABLE ANNUITY
                               NONPARTICIPATING

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                               TABLE OF CONTENTS

CERTIFICATE SCHEDULE.......................................................  4

DEFINITIONS................................................................  5

CERTIFICATE................................................................  6

OWNERSHIP PROVISIONS.......................................................  6

SINGLE PREMIUM PAYMENT.....................................................  7

SEPARATE ACCOUNT...........................................................  7

SUBACCOUNTS................................................................  7

INVESTMENT OPTIONS.........................................................  7

ANNUITY UNITS..............................................................  7

ANNUITY INCOME PAYMENT DATES...............................................  8

DETERMINATION OF THE INITIAL ANNUITY INCOME................................  8

DETERMINATION OF SUBSEQUENT VARIABLE ANNUITY INCOME........................  8

ANNUITY INCOME VALUATION DATES.............................................  8

TRANSFERS AMONG INVESTMENT OPTIONS.........................................  8

FIXED ANNUITY INCOME.......................................................  9

PARTIAL WITHDRAWAL OR SURRENDER............................................  9

DEATH BENEFITS............................................................. 11

ANNUITY INCOME OPTIONS..................................................... 11

DELAY OF BENEFIT PAYMENT................................................... 11

GENERAL PROVISIONS......................................................... 12

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                             CERTIFICATE SCHEDULE
           AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK

                      80 Pine Street, New York, NY 10005

          Customer Service office: Pension Administration Department
                   P.O. Box 1277, Wilmington, DE 19899-1277

GROUP CONTRACTHOLDER: ABC Corp
GROUP CONTRACT NUMBER: 0001CERTIFICATE NUMBER: 1001
OWNER: John Doe
CERTIFICATE DATE: November 1, 2000
INCOME START DATE: January 1, 2001
ANNUITANT: John Doe
DATE OF BIRTH: January 1, 1946
[SEX: Male]
[JOINT ANNUITANT: Jane Doe]
[DATE OF BIRTH: January 1, 1947]
[SEX: Female]
[SINGLE PURCHASE PAYMENT: $250,000.00]

MORTALITY AND EXPENSE RISK CHARGE: Equal to an annual basis of [ ] of the average daily net assets of the Separate Account.

[SALES LOAD: [NOT MORE THAN 4%] of Single Purchase Payment.]

[TRANSFER FEE: [$10.00] However, we will not make a charge for the first [12] transfers in any Certificate Year.]

[SURRENDER CHARGE: A charge of [ $200.00 ] for a partial or complete surrender.]

INVESTMENT OPTIONS

[EQUITY GROWTH] [MONEY MARKET]
[FIXED INCOME] [TECHNOLOGY]
[INTERNATIONAL MAGNUM] [VALUE]
[MIDCAP GROWTH]

                                ANNUITY INCOME

ANNUITY INCOME OPTION: [Life Annuity]
FREQUENCY OF ANNUITY INCOME: [Monthly]
[GUARANTEE PERIOD:]
[REDUCED ANNUITY PERCENTAGE TO JOINT ANNUITANT AFTER DEATH OF ANNUITANT: __%] INITIAL PERCENTAGE ALLOCATION OF PURCHASE PAYMENT TO PROVIDE:
Fixed Annuity Income: [  %] Variable Annuity Income: [  %]
[FIXED ANNUITY INCOME AMOUNT ON INCOME START DATE: $______]
[ESTIMATED VARIABLE ANNUITY INCOME AMOUNT ON INCOME START DATE: $______] ASSUMED INVESTMENT RETURN: [ %] PER ANNUM
INCOME CHANGE DATES: [January 1 and July 1]

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                                  DEFINITIONS

In addition to the other definitions set forth in this Certificate, the following terms shall have their respective meanings as set forth below. In addition, the masculine form of any term shall be construed as including the feminine form of that term.

Annuitant is the designated person shown in the Certificate Schedule who receives annuity income.

Annuity Income Option is the type of arrangement under which annuity income payments are made.

Annuity Income Valuation Date is the date as of which annuity income amounts are calculated.

Annuity Unit is an accounting unit of measure used to calculate variable annuity income amounts.

Annuity Unit Value is the value of one Annuity Unit.

Assumed Investment Return (AIR) is the net investment return that will cause Variable Annuity Income to remain level. The AIR is shown in the Certificate Schedule and is used in calculating the initial and subsequent variable annuity income amounts.

Beneficiary is the person(s) who may receive certain benefits when there is no longer a living Annuitant or Joint Annuitant.

Certificate is a statement of benefits provided to each Owner.

Certificate Date is the date the Certificate becomes effective, and is shown in the Certificate Schedule.

Certificate Year is the year between anniversaries based on the Certificate
Date.

Commutation Interest Rate is the rate which will be used in the calculation of partial withdrawal and surrender amounts and will be determined each time an amount is allocated to the fixed component.

Fixed Annuity Income provides a guaranteed income which amount will be the same on each payment date unless the Certificate requires a change. The amount of the income is set forth in the Certificate Schedule.

Income Change Dates are the dates, as specified in the Certificate Schedule, on which the amount of Variable Annuity Income is changed.

Income Start Date is the date shown in the Certificate Schedule when the annuity income payment begins.

Investment Options are the available portfolios in which the Subaccounts invest. The Separate Account is divided into Subaccounts and each Subaccount invests exclusively in shares of a specific investment portfolio.

Joint Annuitant, if any, is named in the Certificate. If living after the death of the Annuitant, the Joint Annuitant receives annuity income.

Net Single Premium is the Single Premium less any taxes related to the premium payment.

Owner(s) is the person or persons shown as Owner(s) in the Certificate Schedule and who may exercise the rights and benefits described in the Certificate.

Single Premium is the purchase payment shown in the Certificate Schedule.

Subaccount means a division of the Company's Separate Account which invests in a particular investment portfolio.

Valuation Date means each day that the New York Stock Exchange is open for trading, except for normal business holidays.

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                            DEFINITIONS (Continued)

Valuation Period means the period between the close of business on any Valuation Date and the close of business on the next succeeding Valuation Date.

Variable Annuity Income provides income that is not guaranteed and is related to the investment experience of the selected Investment Option. Generally the income amount will change on each Income Change Date.

We, Our, Us, Company refers to American International Life Assurance Company of New York.

You, Your refers to the Owner of this Certificate.

                                  CERTIFICATE

This Certificate shall contain a statement of the benefits to which You are entitled. This Certificate is issued under the Group Contract but nothing in the Group Contract invalidates or impairs any right granted to the Certificate Owner by this Certificate or by the Insurance Law of New York.

                             OWNERSHIP PROVISIONS

OWNER

The Owner is named in the Certificate Schedule and is the person who exercises all the rights contained in the Certificate, subject to the rights of:

1. any assignee under an assignment filed with the Company's administrative office, if such assignment is permitted under the Certificate; and

2. any irrevocably named Beneficiary.

ASSIGNMENT

Unless prohibited by the terms of this Certificate, You may assign it by sending a copy of the assignment to Our administrative office. We are not responsible for the validity of the assignment. Your rights and those of any revocably named person will be subject to the assignment. An assignment will not affect any payments We may make or actions We may take before such assignment has been received at Our administrative office. A change in ownership or an assignment may result in adverse tax consequences.

CHANGE OF BENEFICIARY

To change a Beneficiary, a written request for a change of Beneficiary, dated and signed by You, the Owner, must be received at Our administrative office. After the change has been received, it will take effect as of the date the request was signed. However, the change will not affect any benefits paid or actions taken before the change is received in Our administrative office. A written consent from the Beneficiary is required for a change of an irrevocable Beneficiary.

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                            SINGLE PREMIUM PAYMENT

SINGLE PREMIUM PAYMENT

Your Single Premium Payment is shown on the Certificate Schedule. Any taxes related to the premium payment are deducted by the Company and the balance (the "Net Single Premium") is available for allocation between Fixed and Variable Annuity Income.

ALLOCATION OF THE PREMIUM

You, the Owner, determine the allocation of the Net Single Premium between Fixed and Variable Annuity Income. The allocation is shown on the Certificate Schedule.

All of the Net Single Premium allocated for Variable Annuity Income is placed in Subaccounts, each of which invests in a specific Investment Option. The Owner selects the percentages to be placed in the Subaccount(s). All of the Net Single Premium allocated for Fixed Annuity Income is placed in the Company's General Account.

                               SEPARATE ACCOUNT

The Separate Account is established and maintained by the Company for the purpose of investing amounts allocated to it from variable contracts issued by the Company. The assets of the Separate Account are owned by the Company, are held separately from other assets of the Company and are not chargeable with liabilities arising out of any other business of the Company, except to the extent that Separate Account assets exceed Separate Account liabilities arising under the contracts supported by the Separate Account. Income, gains or losses, whether or not realized, are credited to or charged against the subaccounts of the Separate Account without regard to income, gains or losses arising out of any of our other businesses. Nothing contained in this Certificate shall be construed as to give You any rights, title or interest in any of the assets held by the Separate Account. We have the right to transfer to Our General Account any assets of the Separate Account which are in excess of the liabilities of the Separate Account.

                                  SUBACCOUNTS

The Separate Account is made up of one or more Subaccounts, each of which invests in a portfolio of a specific Investment Option available under the Certificate. The Company reserves the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the shares that are held by any Subaccount or that the Subaccount may purchase.

                              INVESTMENT OPTIONS

The Investment Options You selected in the application are listed on the Certificate Schedule. The Subaccount may invest in mutual funds, unit investment trusts and other investments which the Company determines to be suitable for the Certificate. Interests in an Investment Option are purchased at their net asset value and valued on each Valuation Date. The Owner shares in the income, gains and losses of the Investment Options for which the Owner's premiums have been allocated. The Company does not guarantee the investment performance of the Subaccounts. The Owner bears the full investment risk for amounts allocated to Subaccounts.

                                 ANNUITY UNITS

The Annuity Unit Value will vary from Valuation Date to Valuation Date with the investment experience of the portfolio in which the Subaccount invests. For each Subaccount You select, the premium amount allocated to it is converted into Annuity Units, as follows: the number of Annuity Units is determined as of the Valuation Date by dividing that premium amount by the Annuity Unit Value for that Subaccount.

In determining Variable Annuity Unit values, the Company makes a Mortality and Expense Risk Charge against the daily value of the assets of each Subaccount. The amount of the charge is shown in the Certificate Schedule. Neither expenses actually incurred, other than taxes on the investment return, nor mortality actually experienced, shall adversely affect the dollar amount of variable annuity payments to any Annuitant for whom variable annuity payments have commenced.

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                         ANNUITY INCOME PAYMENT DATES

Variable Annuity Income will commence on the Income Start Date as shown in the Certificate Schedule. Periodically, as stated in the Certificate Schedule, the same amount is paid to the Annuitant or Joint Annuitant if applicable, until the next Income Change Date, which is stated in the Certificate Schedule.

If periodic benefit payments payable to any payee under the Certificate are less than $100, the Company reserves the right to make payments less frequently, and will make these payments in an aggregate amount not later than the first day of the period to which the payment applies.

                  DETERMINATION OF THE INITIAL ANNUITY INCOME

The following factors determine the amount of the first Annuity Income payment:

1. the amount of the premium allocated to provide Variable Annuity Income and the Assumed Investment Return;

2. the amount of premium allocated to provide Fixed Annuity Income payments and the prevailing interest rates;

3. the age and sex of the Annuitant, and Joint Annuitant if any;

4. the Annuity Income Option selected;

5. the frequency of Annuity Income payments;

6. the deduction of any applicable premium taxes; and

7. the time period from the Certificate Date to the Income Start Date.

              DETERMINATION OF SUBSEQUENT VARIABLE ANNUITY INCOME

As of an Annuity Income Valuation Date, We recalculate the Variable Annuity Income to reflect the investment performance of the each Investment Option You selected, adjusted by the Assumed Investment Return factor. The Variable Annuity Income will remain level until the next Income Change Date. Subsequent Variable Annuity Income may be more or less than the previously calculated payment depending on whether the net investment performance of the selected Investment Option is greater or less than the Assumed Investment Return.

                        ANNUITY INCOME VALUATION DATES

The initial Annuity Income Valuation Date shall be coincident with the Certificate Date. Each subsequent Annuity Income Valuation Date shall be no earlier than seven business days prior to the next Income Change Date and in no event shall be later than that date. Any revision to the Variable Annuity Income in connection with an Annuity Income Valuation Date shall be effective as of such Income Change Date and shall remain fixed until the next following Income Change Date.

                      TRANSFERS AMONG INVESTMENT OPTIONS

RIGHT TO TRANSFER

Subject to "Transfer Restrictions" below, amounts allocated to Subaccounts for Variable Annuity Income may be transferred among available Investment Options at any time. The Company reserves the right to charge a transfer fee. Such fee, if any, will be shown on the Certificate Schedule. Amounts allocated for Variable Annuity Income may be reallocated for Fixed Annuity Income. However, once amounts are allocated for Fixed Annuity Income they cannot be reallocated for Variable Annuity Income.

METHOD USED TO EFFECT TRANSFERS

Transfers among Investment Options are effected by transfers of Annuity Units among the Subaccounts. The number of Annuity Units is affected by such transfers. The number of Annuity Units attributable to the Variable Annuity Income to be transferred is multiplied by the current Annuity Unit Value of the Subaccount from which the Owner is transferring. This value is divided by the current Annuity Unit Value of the Subaccount into which the Variable Annuity Income is being transferred. The result of this division is the number of additional Annuity Units allocated to the new Subaccount as a consequence of the transfer. The total Variable Annuity Income, which may be affected by investment experience after any transfer, will be calculated on the Annuity Income Valuation Date next following the date of the transfer.

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                TRANSFERS AMONG INVESTMENT OPTIONS (continued)

TRANSFER RESTRICTIONS

1. The Company reserves the right to limit the number of transfers among the Investment Options to no more than one (1) on any Valuation Date.

2. Transfers will take effect as of the Valuation Date next following the date on which the Company receives the transfer request.

3. The minimum amount that can be transferred is $50 per month of income.

4. Amounts allocated for Fixed Annuity Income may not be reallocated for Variable Annuity Income.

                             FIXED ANNUITY INCOME

Fixed Annuity Income represents obligations of the Company's General Account. The Owner may select this payment on the application, and if so selected, the payment amount is shown on the Certificate Schedule. At any time thereafter, an Owner may elect to transfer any or all of the Certificate's Variable Annuity Income to Fixed Annuity Income. Transfers may not be made from Fixed Annuity Income to Variable Annuity Income.

                        PARTIAL WITHDRAWAL OR SURRENDER

Depending upon the Annuity Income Option You have selected, You may request to make a partial withdrawal from, or a surrender of, this Certificate. A description of the provisions and elements of the computation of partial withdrawal amounts or the surrender value is as follows:

COMPUTING THE PARTIAL WITHDRAWAL AMOUNT

If You make a partial withdrawal, We will calculate Your partial withdrawal lump sum amount based on the amount by which You reduce Your periodic payments. In processing Your partial withdrawal request, We determine the amount to be paid to You in a three-part process as follows:

1. We determine the amount resulting from a reduction in the variable component of the annuity payment for the remaining annuity payments during the guaranteed period beginning after the next Income Change Date. We calculate this amount using the Annuity Unit value next computed after We receive Your request and the current number of Annuity Units for each Subaccount as the present value of the reduction in annuity payments using the Assumed Investment Return.

2. We determine the amount resulting from a reduction in the fixed component of the annuity payments for the remaining annuity payments during the guaranteed period beginning after the next Income Change Date. We calculate this amount as the present value of the reduction in annuity payments using an interest rate that reflects the current interest rate environment. We use the Commutation Interest Rate, which is determined each time an amount is allocated to the fixed component, plus the amount of any change in the 10 Year Constant Maturity U.S. Treasuries from the time the allocation was made. If more than one allocation has been made to the fixed component, then We will use a last in-first out accounting method.

3. We deduct a partial withdrawal charge, if any. The Company reserves the right to charge a fee for partial withdrawals. Such fee will be shown on the Certificate Schedule.

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                    PARTIAL WITHDRAWAL OR SURRENDER (con't)

COMPUTING THE SURRENDER VALUE

If You surrender Your contract, We determine the amount to be paid by using the value of the remaining annuity payments. That value will be reduced if there have been any prior partial withdrawals. We determine the amount to be paid to You in a four-part process, as follows:

1. We determine the amount of the variable component of the remaining annuity payments after the next Income Change Date. We calculate this amount using the Annuity Unit value next computed after We receive Your request and the current number of Annuity Units for each Subaccount as the present value using the Assumed Investment Return and the mortality rates used to initially determine annuity payments.

2. We determine the present value of variable payments through the next Income Change Date as the present value of those payments using the Assumed Investment Return and the mortality rates used to initially determine annuity payments.

3. We determine the amount attributable to the fixed component of the annuity payments. We calculate this amount as the present value of all future income using an interest rate that reflects the current interest rate environment and the mortality rates used to initially determine annuity payments. We use the Commutation Interest Rate, which is determined each time an amount is allocated to the fixed component, plus the change in the 10 Year Constant Maturity U.S. Treasuries since the allocation was made.

4. We deduct the surrender charge shown on the Certificate Schedule.

SOURCES OF DATA ELEMENTS USED

The Company will obtain the data elements used in the partial withdrawal and full surrender calculations from the following sources:

1. The Commutation Interest Rate will be established from records of the Company whenever the current interest rate is reviewed.

2. The Assumed Investment Return will be established from records of the Company whenever variable annuity incomes are calculated.

3. Anticipated mortality will be established from records of the Company whenever life contingent annuity incomes are calculated.

4. The 10 Year Constant Maturity U.S. Treasury Yields will be obtained from the U.S. Federal Reserve Bureau, as reported by Bloomberg, the website of the Federal Reserve, or another reliable source of financial data.

If the 10 Year Constant Maturity U.S. Treasury Yields is no longer available, a suitable replacement index, subject to the approval of the Superintendent of the New York Insurance Department, would then be utilized.

FREQUENCY OF CALCULATIONS

A partial withdrawal or surrender amount will be determined only when a partial withdrawal or surrender of this Certificate is requested. Such amount and the associated interest rate are not determined on specific calendar dates.

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                                DEATH BENEFITS

If neither the Annuitant nor Joint Annuitant, if any, is alive on the Income Start Date, the Certificate will be cancelled and the Company will pay a refund to the Owner if living, or if not, to the Owner's estate. The amount of the refund will be equal to the sum of the following: (1) the portion of the Net Single Premium allocated for Variable Annuity Income, adjusted up or down for investment performance; (2) the portion of the Net Single Premium allocated for Fixed Annuity Income, including any accumulated interest; and (3) the difference, if any, between the Single Premium Payment and the Net Single Premium.

If an Annuitant dies after the Income Start Date, benefit continuation will be determined by the Annuity Income Option in effect for the Certificate.

                            ANNUITY INCOME OPTIONS

The Annuity Income Option is selected by the Owner in the application and is shown on the Certificate Schedule.

                           DELAY OF BENEFIT PAYMENT

We will make any payment under this Certificate within seven (7) days of its due date or within seven (7) days of a request received in good order. However, We reserve the right to suspend or postpone any type of payment or reallocation from the Separate Account for any period when:

1. The New York Stock Exchange is closed for other than customary weekend and holiday closings;

2. Trading on the New York Stock Exchange is restricted;

3. An emergency exists as a result of which it is not reasonable or practicable to dispose of securities held in the Separate Account or determine their value; or

4. The Securities and Exchange Commission so permits delay for the protection of security holders.

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                              GENERAL PROVISIONS

SENDING US NOTICE

All written requests must be sent to Our Administrative Office to the attention of: Pension Administration Department, P.O. Box 1834, Wilmington, DE 19899. Please include Your Certificate number.

NON-PARTICIPATION IN SURPLUS

This Certificate does not share in any distribution of the Company's profits or surplus.

MISSTATEMENT OF AGE OR SEX

The Company may require proof of age and sex of the Annuitant and Joint Annuitant, if any, before making any annuity income payments. If the Annuitant's or Joint Annuitant's age or sex has been misstated, the Company will change the benefits to those which the Net Single Premium would have purchased had the correct age or sex been stated. If a misstatement is not discovered until after the Income Start Date, the Company will take the following action: (1) underpayments will be paid in one sum with the next annuity income payment including interest at the annual rate of 3%, unless a higher interest rate is legally required; (2) overpayments including interest at the annual rate of 3%, unless a higher interest rate is legally required, will be deducted from future annuity income payments until the total is repaid.

ENTIRE CONTRACT

The entire contract consists of the Group Contract, this Certificate, and any attached endorsement, rider or application. Nothing in the Group Contract invalidates or impairs any right granted to You under this Certificate.

CERTIFICATE TO CONFORM TO INTERNAL REVENUE CODE

All terms of this Certificate will be interpreted in accordance with the applicable provisions of the Internal Revenue Code ("Code"). The Company reserves the right to make changes to the Certificate in order to conform to the applicable provisions of the Code.

MODIFICATION OF CERTIFICATE

This Certificate may not be modified by Us, without Your consent except as may be required by applicable law. If the state insurance laws or regulations, the federal securities or tax laws or regulations under which this Certificate would qualify as an annuity change, We may amend this Certificate to comply with these changes. Only Our authorized Officer may act on Our behalf to change or alter this Certificate. Any change, modification or waiver must be made in writing.

SEVERABILITY

Should one or more provisions of this Certificate be held by a court of law to be invalid, void or unenforceable, the remaining provisions will continue in full force.

FACILITY OF PAYMENT

If a payee is unable to give a valid receipt for a payment made under this Certificate, We may make payments to the person, who, in Our opinion is caring for that payee until claim is made by his duly appointed guardian or other legal representative.

REPORTS

If You are receiving Variable Annuity Income, We will send You a report showing the number of Annuity Units in each Subaccount and the value of each Annuity Unit at least once per year and each time You transfer Annuity Units among Subaccounts or to the General Account. The reports will be sent to Your last known address.

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                        GENERAL PROVISIONS (Continued)

TAXES

Any premium related taxes paid to any governmental entity will be charged against the Single Premium prior to it being allocated as a Net Single Premium to the Separate Account or Guaranteed Account.

If We incur taxes due to the operation of the Separate Account, We may make charges for such taxes.

EVIDENCE OF SURVIVAL

Where any benefits under this Certificate are contingent upon the recipient being alive on a given date, We may require proof satisfactory to Us that the condition has been met.

CONTINUATION OF CERTIFICATE COVERAGE

If the Group Contract under which this Certificate is issued should terminate, coverage may be continued under this Certificate unless it is surrendered or otherwise ends in accordance with its terms.

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                             [LOGO OF AILIFE (R)]
           AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK
                                80 PINE STREET
                           NEW YORK, NEW YORK 10005

                            CERTIFICATE OF COVERAGE

                   SINGLE PREMIUM IMMEDIATE VARIABLE ANNUITY
                               NONPARTICIPATING

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